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                                                                       Exhibit 5
                                                                       ---------

                               February 24, 1999

Vignette Corporation
901 South MoPac Expressway
Austin, Texas 78746

  Re:  Vignette Corporation (the "Company")
       Registration Statement for
       an aggregate of 7,642,015 Shares of Common Stock

Ladies and Gentlemen:

  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 6,642,015 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, (ii) 750,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan and
(iii) 250,000 shares of Common Stock available for issuance under the Company's 1999 Non-Employee Director Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan, the Employee Stock Purchase Plan and International Employee Stock Purchase Plan and the 1999 Non-employee Director Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Vignette Corporation's Common Stock.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Gunderson Dettmer Stough Villeneuve
                                  Franklin & Hachigian, LLP